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Exhibit 1

Item 12 of Annual Report on Form 10-KSB of
Urban Improvement Fund Limited—1973
December 31, 2002

Item 12. Certain Relationships and Related Transactions

There are no transactions in which the directors or officers of the General Partner or security holder of the Issuer have a material interest.

There is no indebtedness of the management of the General Partner of the Issuer to the Issuer, except as follows:

The Partnership paid management fees of $196,984 in 2002 and $175,987 in 2001 to the general partner. The Partnership had accrued management fees of $115,987 at December 31, 2002.

The General Partner made advances to the Partnership to fund operations of Local Limited Partnerships. The advances are non-interest bearing and due on demand. At December 31 2002 and 2001, the Partnership had advanced $820,101 and $1,448,952, respectively.

There were no other transactions which officers or directors of the general partner had an interest.

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  Exhibit 1
  Item 12. Certain Relationships and Related Transactions